UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Litigation Update

Fifth Street Asset Management Inc. (“FSAM” or the “Company”) previously disclosed that it has been named as a defendant in various legal proceedings, including (i) consolidated securities class actions filed on behalf of shareholders of Fifth Street Finance Corp. (“FSC”) and pending in the United States District Court for the Southern District of New York under the caption In re Fifth Street Finance Corp. Securities Litigation, No. 15-cv-7759 (LAK); (ii) shareholder derivative actions filed on behalf of FSC and pending in the United States District Court for the District of Connecticut under the caption In re Fifth Street Finance Corp. Shareholder Derivative Litigation, No. 3:15-cv-01795-RNC, in the Superior Court of Connecticut, Judicial District of Stamford/Norwalk, under the caption In re Fifth Street Finance Corp. Shareholder Derivative Litigation, No. FST-CV16-6027659-S, and in the Delaware Court of Chancery under the caption In re Fifth Street Finance Corp. Stockholder Litigation, C.A. No. 12157-VCG; and (iii) a securities class action filed on behalf of the Company’s shareholders and pending in the United States District Court for the Southern District of New York under the caption Ronald K. Linde, etc. v. Fifth Street Asset Management Inc., et al., Case No. 1:16-cv-01941 (LAK).

The Company and the other parties to the FSC securities class actions, the FSC shareholder derivative actions, and the FSAM securities class action described above have entered into three agreements to settle those cases. Each of the proposed settlements is subject both to the plaintiffs’ completion of additional discovery and to approval by the applicable court after notice has been sent to the relevant shareholders. The parties have not yet filed the settlement agreements with the courts.

The proposed settlement of the FSC securities class actions calls for a payment of $14,050,000 to a settlement class consisting of persons and entities who purchased FSC common stock during the period from July 7, 2014 through February 6, 2015. Approximately 99% of the settlement amount will be paid from insurance coverage. The proposed settlement will be presented for approval to the United States District Court for the Southern District of New York.

The proposed settlement of the FSC shareholder derivative actions provides for Fifth Street Management LLC’s waiver of fees charged to FSC in the amount of $1,000,000 for each of ten consecutive quarters starting in January 2018 and maintenance of the previously announced decrease in Fifth Street Management’s base management fee from 2% to a maximum of 1.75% of gross assets (excluding cash and cash equivalents) for at least four years. The proposed settlement also calls for FSC to adopt certain governance and oversight enhancements. Those enhancements include provisions relating to equity ownership by FSC Board members, disclosure of executive compensation, director independence, valuation policies and processes, creation of a Board-level Credit Risk and Conflicts Committee at FSC, and increased consultation with outside advisers and independent third parties. Some of the undertakings and enhancements described above are subject to Fifth Street Management’s continuing as FSC’s investment adviser. FSC and the defendants further agreed that they would not oppose plaintiffs’ request for an award of $5,100,000 in attorneys’ fees and expenses, which will be paid from insurance coverage. The proposed settlement will be presented for approval to the United States District Court for the District of Connecticut.

The proposed settlement of the FSAM securities class action calls for a payment of $9,250,000 to a settlement class consisting of all persons and entities who purchased FSAM common stock pursuant or traceable to the Registration Statement issued in connection with FSAM’s initial public offering. The settlement amount will be paid from insurance coverage. The proposed settlement will be presented for approval to the United States District Court for the Southern District of New York.

SEC Examination and Investigation

On March 23, 2016, the Division of Enforcement of the Securities and Exchange Commission (the “SEC”) sent document subpoenas and document-preservation notices to the Company, FSC, FSCO GP LLC – General Partner of Fifth Street Opportunities Fund, L.P. (“FSOF”), and Fifth Street Senior Floating Rate Corp. The subpoenas sought production of documents relating to a variety of issues, including those raised in an ordinary-course examination of Fifth Street Management LLC by the SEC’s Office of Compliance Inspections and Examinations that began in October 2015, and in the FSC and FSAM securities class actions and the FSC derivative actions discussed above. The subpoenas were issued pursuant to a formal order of private investigation captioned In the Matter of the Fifth Street Group of Companies, No. HO-12925, dated March 23, 2016, which addresses (among other things) (i) the valuation of FSC’s portfolio companies and investments, (ii) the expenses allocated or charged to FSC and FSFR, (iii) FSOF’s trading in the securities of publicly traded business-development companies, (iv) statements to the board, other representatives of pooled investment vehicles, investors, or prospective investors concerning the fair value of FSC’s portfolio companies or investments as well as expenses allocated or charged to FSC and FSFR, (v) various issues relating to adoption and implementation of policies and procedures under the Investment Advisers Act of 1940 (the “Advisers Act”), (vi) statements and/or potential omissions in the entities’ SEC filings, (vii) the entities’ books, records, and accounts and whether they fairly and accurately reflected the entities’ transactions and dispositions of assets, and (viii) several other issues relating to corporate books and records. The formal order cites various provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the Advisers Act, as well as rules promulgated under those Acts, as the bases of the investigation.

The subpoenaed Fifth Street entities are cooperating with the Division of Enforcement investigation, have produced requested documents, and have been communicating with Division of Enforcement personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: August 4, 2016	By:	/s/ Kerry S. Acocella
		Name:	Kerry S. Acocella
		Title:	Secretary